UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2007

WALTER INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 8.01               Other Events.

As a result of Walter Industries, Inc.’s (the “Company”) distribution on December 14, 2006 of shares of Series B common stock of Mueller Water Products, Inc. to holders of the Company’s Common Stock, the Company is required to make an adjustment to the Conversion Rate of its 3.75% Convertible Senior Subordinated Notes due 2024 (the “Convertible Notes”) pursuant to Section 15.05(j) of the Indenture. The adjustment to the Conversion Rate also takes into account the adjustments to the Conversion Rate that would have been required pursuant to Section 15.05(e) of the Indenture as a result of the Company’s distribution to shareholders of record of a quarterly dividend of $0.04 for each fiscal quarter beginning with that paid in the fourth fiscal quarter of 2004, but which adjustments were carried forward because they resulted in an increase in the Conversion Rate of less than 1.0%.  The Conversion Rate, as adjusted, is 107.0241 shares of Common Stock per $1,000 principal amount of the Notes.

 In addition, and consistent with each of the prior eight calendar quarters, the Company announces that its Convertible Notes are convertible, having satisfied the common stock sale price condition. As a result of the satisfaction of this condition, holders may convert their Convertible Notes into shares of the Company’s common stock at any time on or prior to 5:00 p.m., New York City time on March 31, 2007. Pursuant to the terms of the indenture under which the Convertible Notes were issued in April 2004, the Convertible Notes are currently convertible at a rate of 107.0241 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to conversion price of $9.34 per share). The Company has the option to satisfy all or a portion of its conversion obligation in cash. Cash will be paid in lieu of fractional shares.

The Convertible Notes were subject to conversion at the option of the holders during prior periods. As of the date of this Current Report on Form 8-K, the principal amount of all outstanding Convertible Notes is $785,000.00. If all outstanding Convertible Notes were surrendered for conversion and if the Company elected to satisfy the entire conversion solely with shares, the aggregate number of shares of common stock issued would total approximately 84,013.

The Convertible Notes may be convertible during future time periods if this or other conditions to conversion are satisfied. Future conversion notifications will be posted on the Company’s web site at www.walterind.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Title:	Victor P. Patrick
Vice Chairman, General Counsel
and Secretary

Date: January 11, 2007